Exhibit 99.1
                             PRESS RELEASE

F&G Annuities & Life, Inc. Declares Inaugural Quarterly Cash Dividend

Des Moines, Iowa, December 8, 2022 /PRNewswire/ – F&G Annuities & Life, Inc. (NYSE: FG) (“F&G” or “the Company”), a leading provider of annuity and life insurance products, today announced that its Board of Directors has declared an inaugural quarterly cash dividend of $0.20 per share of common stock, pursuant to the previously announced dividend program in which the Company intends to pay quarterly cash dividends on its common stock at an initial aggregate amount of approximately $100 million per year. The dividend will be payable January 31, 2023, to stockholders of record as of January 17, 2023.

Chris Blunt, President and Chief Executive Officer of F&G stated, “Our decision to pay our inaugural cash dividend demonstrates not only the underlying strength in our business but also our commitment to creating value for our shareholders. Looking forward, we will continue to balance our capital allocation strategy as we focus on driving growth while also returning a steady stream of cash flow to our shareholders.”

F&G intends to pay regular quarterly cash dividends with all future dividend payments subject to quarterly review and approval by its Board of Directors and any required regulatory approvals, based on the Company’s view of the prevailing and prospective macroeconomic conditions, regulatory landscape and business performance. The Company will announce the record date and payment date for each future dividend following completion of the relevant fiscal quarter and expects future dividends to be paid in the third month of each subsequent quarter.

About F&G
F&G Annuities & Life, Inc. is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit www.fglife.com.

SOURCE F&G Annuities & Life, Inc.

Contact:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
515.330.3307
Investor.relations@fglife.com